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                                                                   EXHIBIT 10.16

                        T/SF COMMUNICATIONS CORPORATION

       CHIEF FINANCIAL OFFICER/GENERAL COUNSEL EQUITY APPRECIATION PLAN


Purpose.  The purpose of this Chief Financial Officer/General Counsel Equity
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  Appreciation Plan is to motivate and retain the Chief Financial Officer and the General Counsel of T/SF to attain the T/SF Group's primary long-term performance goals.

Definitions.  As used in the Plan, the following terms shall have the indicated
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  meanings:

     "Administrator" means T/SF's board of directors or any committee or individual appointed by the board of directors as Administrator of the Plan.

     "Base Amount" means $59.6 million.

     "Cause" means (a) conviction of a felony; (b) fraud, embezzlement or other misappropriation by Participant of funds or property of a member of the T/SF Group; (c) a breach of any of the Participant's fiduciary duties as an employee of a member of the T/SF Group; (d) any gross misconduct of the Participant which is injurious in any material respect to any member of the T/SF Group; or (e) Participant's failure to perform in any material respect the obligations under his Employment Agreement with T/SF

     "Change-in-Control" means a sale of a common equity interest of 50% or more in T/SF to persons who are not affiliates of VS&A Communications Partners II, L.P. ("VS&A"), or a merger of T/SF with, or a sale of all or substantially all of the assets of the T/SF Group to, any other entity in which VS&A does not in the aggregate own at least 50% of the equity interests; provided, however, that a Change-in-Control shall not be deemed
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     to have occurred if, following a sale of common equity interests of T/SF pursuant to a public offering, VS&A and its affiliates continue to have a controlling interest in T/SF, even though such interest may constitute less than 50% of the equity interests of T/SF.

     "Closing Value" means:

                    (i) in the event a Participant's employment is terminated on account of death, disability or termination by a member of the T/SF Group without Cause (each, a "Qualified Termination Event"), an amount equal to the Fair Market Value as of the date of such Qualified Termination Event; or

                    (ii) in the event of a Change in Control prior to a
                Qualified Termination Event, an amount equal to the Fair Market Value as of the effective date of the Change in Control.

     "Equity Appreciation Unit" means a hypothetical unit of interest in the T/SF Group granted
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     to a Participant.

     "Fair Market Value" means, on any day, the fair market value of the equity of the T/SF Group as determined by the Administrator in its sole discretion.

     "Fiscal Year" means the period beginning on January 1 and ending on December 31.

     "Participant" means the Chief Financial Officer or the General Counsel of T/SF.

     "Person" means any individual, partnership, firm, trust, corporation, limited liability company or other similar entity.

     "Plan" means this Chief Financial Officer/General Counsel Equity Appreciation Plan.

          "T/SF" means T/SF Communications Corporation, a Delaware corporation, or any successor thereto.

     "T/SF Group" means T/SF and any entity in which T/SF and its shareholders own all of the preferred and common equity interests.

Administration.  The Plan shall be administered by the Administrator.  Subject
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  to the provisions of the Plan, the Administrator shall have the authority to establish from time to time regulations for the administration of the Plan, interpret the Plan, delegate in writing administrative matters to employees or other persons, and make such other determinations and take such other action as it deems necessary or advisable for the administration of the Plan. All decisions, actions and interpretations of the Administrator shall be final, conclusive and binding upon all parties.

Participation.  The Participants in the Plan shall be limited to the Chief
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  Financial Officer and the General Counsel of T/SF.

  Vesting of Equity Appreciation Units.  Except as otherwise provided in the
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  Plan:

(a)       Vesting.  20% of the Equity Appreciation Units granted to a
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          Participant shall vest on the last day of each Fiscal Year after the date of the award (in the case of Equity Appreciation Units granted on January 1, 1998, beginning with December 31, 1998) provided that a Participant is an employee of a member of the T/SF Group on that date.

(b)       Vesting Upon a Change of Control.  Notwithstanding the foregoing, all
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          of the Equity Appreciation Units of a Participant shall vest upon the effective date of Change of Control provided that a Participant is an employee of a member of the T/SF Group on that date.

(c)       Vesting Upon Termination in Connection with an IPO. In the event that
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          a Participant's employment is terminated by a member of the T/SF Group in

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          anticipation of or upon an initial public offering of a member of the
          T/SF Group, all of the Equity Appreciation Units of a Participant shall vest upon the date of such termination.

  Entitlement to Payments Under the Plan.
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(a)       Qualified Termination Event.  If a Participant's employment is
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          terminated on account of a Qualified Termination Event, the
          Participant shall be entitled to receive from the shareholders of T/SF, in full payment of all amounts payable to the Participant under the Plan, an amount equal to (i) the excess of the Closing Value over the Base Amount multiplied by (ii) the quotient obtained by dividing the number of vested Equity Appreciation Units held by the Participant as of the effective date of termination by one million. Payment of the amount to which the Participant is entitled shall be deferred until, and shall be paid (without interest) within thirty business days after, the occurrence of a Change in Control, unless the Administrator, in its sole discretion, elects to pay the Participant earlier. In the event of the death of a Participant after termination of his employment and prior to payment, the payment shall be made to such beneficiary as the Participant may have designated in writing during his or her lifetime or, if none, to his or her estate.

(b)       Change in Control.  If there is a Change in Control, each Participant
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          shall be entitled to receive from the shareholders of T/SF, in full payment of all amounts payable to the Participant under the Plan, an amount, payable in cash within thirty days after the effective date of the Change in Control, equal to (i) the excess of the Closing Value over the Base Amount multiplied by (ii) the quotient obtained by dividing the number of vested Equity Appreciation Units held by the Participant as of the effective date of the Change in Control by one million. T/SF shall give each Participant written notice of the Change in Control as promptly as practicable thereafter.

(c)       Termination of Employment for Cause or Voluntary Termination.  If a
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          Participant's employment is terminated for Cause or a Participant voluntary terminates his employment, all Equity Appreciation Units granted to that Participant under the Plan, whether or not vested, shall be forfeited and the Participant shall not be entitled to any payment with respect to those Units.

  Other Terms and Conditions of Equity Appreciation Units.
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(a)       Agreements.  Each Equity Appreciation Unit granted under the Plan
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          shall be evidenced by a written agreement, in form approved and executed by the Administrator, which shall be subject to the terms and conditions of the Plan and to such other terms and conditions (including covenants by the employee not-to-compete or hire employees of any member of the T/SF Group) as the Administrator may consider appropriate.

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(b)       Adjustments in Event of Change in Units.  In the event of any issuance
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          of new equity, capital raising, recapitalization, reorganization, merger, consolidation, split-up, or of any similar change affecting the equity interest in any member of the T/SF Group, the number and terms of the Equity Appreciation Units (whether or not then outstanding) and the Base Amount shall be appropriately adjusted consistent with those changes and in such manner as the Administrator may determine equitable to prevent dilution or enlargement of the rights of Participants in the Plan.

(c)       Participants Not to Have Rights as Partners.  No Participant shall be,
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          or have any rights as, a shareholder or member of any member of the
          T/SF Group by virtue of having been granted Equity Appreciation Units.

(d)       Plan and Equity Appreciation Units Not to Confer Certain Rights.
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          Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of a member of the T/SF Group or shall interfere in any way with the Administrator's right to terminate any Participant's employment at any time with or without Cause, whether or not there are then pending negotiations with respect to any transaction that would give rise to a payment to the employee under the Plan. In addition, nothing in the Plan or any agreement evidencing the grant of Equity Appreciation Rights shall limit the Administrator's right to determine in its sole discretion the terms of any such transaction or limit the Administrator's right to manage the business and affairs of T/SF and the other members of the T/SF Group or give any Participant any claim against the T/SF or any such other entity with respect to any good faith decision relating to the business or affairs of T/SF or any other member of the T/SF Group (whether or not that decision affects any payment to which the employee would be entitled under the agreement).

No Claim or Right Under the Plan.  No employee shall at any time have the right
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  to be selected as a Participant in the Plan or, having been selected as a
  Participant and granted an Equity Appreciation Unit, to be granted any additional Equity Appreciation Unit.

Disposition of Equity Appreciation Units.  Neither all nor any portion of the
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  Equity Appreciation Units granted under the Plan nor any economic interest therein may be sold, conveyed, transferred, assigned, mortgaged, pledged, hypothecated or in any way otherwise encumbered or disposed of (each, a "Disposition") to any Person. Any attempted Disposition shall be null and void and have no effect.

Taxes.  T/SF may make such provisions and take such steps as the Administrator
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  may determine necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to Equity Appreciation Units under the Plan, including, but not limited to, deduction of the amount of withholding taxes from the amount otherwise payable to a Participant under the Plan.

No Liability.  No officer, director or shareholder of the Administrator shall be
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  personally liable to any employee of T/SF or any other member of the T/SF
  Group by reason of any action taken on

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  behalf of the Administrator in connection with the Plan or for any mistake of judgment made in good faith with respect to the Plan.

General Creditor Status.  All payments from the Plan shall be made by the
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  shareholders of T/SF (who are also members of the other members of the T/SF
  Group) from the amounts received by them on a Change of Control (net of any withholding taxes referred to in Paragraph 10) and no special or separate fund shall be established to assure payment with respect to any Equity Appreciation Units.

Amendment or Termination.  The Administrator may, with prospective or
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  retroactive effect, amend, suspend or terminate the Plan or any portion of the
  Plan at any time, except that no such amendment, suspension or termination shall deprive any Participant of any right with respect to any Equity Appreciation Unit granted under the Plan unless a Participant shall consent in writing to the amendment, suspension or termination.

Captions.  The captions preceding the sections of the Plan have been included
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  solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provision of the Plan.

Governing Law.  The Plan and all rights under the Plan shall be governed by and
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  construed in accordance with the law of the State of New York applicable to agreements made and to be performed entirely within New York.

Effective Date.  The Plan shall become effective as of January 1, 1998.
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